EXHIBIT 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This AMENDMENT NO.1 TO EMPLOYMENT AGREEMENT, dated as of April 16, 2009 (“Amendment”), is entered into by and between James G. Conroy (the “Executive”) and Claire’s Stores, Inc. (the “Company”).

RECITALS

WHEREAS, the parties have entered into that certain Employment Agreement, dated December 13, 2007 (the “Employment Agreement”), whereby the Executive was appointed Executive Vice President of the Company;

WHEREAS, the Board of Directors of the Company desire to promote the Executive to President of the Company, and increase certain other benefits for the Executive in connection with such promotion.

AGREEMENT

NOW THEREFORE, in consideration of the premises and of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound agrees as follows:

1.	Amendment of Section 2. Section 2 of the Employment Agreement is hereby amended and restated as follows:

2. Term of Employment.

This Agreement shall govern the terms and conditions of the Executive’s employment by the Company, and the termination thereof, during the Term. The “Term” shall mean the period that commences on the Effective Date and ends on April 30, 2011 (the “Term”), provided that the Term shall automatically be extended for successive one year periods unless either party provides written notice (a “Notice of Non-Renewal”) at least ninety (90) days prior to the expiration of the Term that the Term shall not be further extended. The portion of the Term during which the Executive is actually employed by the Company under this Agreement is referred to as the “Employment Period”.

2.	Amendment of Section 1.1. Section 1.1 of the Employment Agreement is hereby amended and restated as follows:

1.1 Title. During the Employment Period (as defined in Section 2 of the Employment Agreement), the Executive shall serve as a President of the Company.

3.	Amendment of Section 1.2(a) Section 1.2(a) of the Employment Agreement is hereby amended and restated as follows:

1.2 Duties.

(a) During the Employment Period, the Executive shall have such executive and managerial powers and duties as may be assigned to the Executive by the Chief Executive Officer or the Board of Directors of the Company (the “Board”), commensurate with the Executive’s position as President, and shall report to the Chief Executive Officer or the Board. The Company may adjust the duties and responsibilities of Executive as President, notwithstanding the specific title set forth in Section 1.1 hereof, based upon the Company’s needs from time to time. Except for sick leave, reasonable vacations and excused leaves of absence, the Executive shall, throughout the Employment Period, devote the whole of the Executive’s working time, attention, knowledge and skills faithfully, and to the best of the Executive’s ability, to the duties and responsibilities of the Executive’s positions in furtherance of the business affairs and activities of the Company and its subsidiaries and Affiliates (as defined in Section 5.4(a) of the Employment Agreement).

4.	Amendment of Section 3.2. Section 3.2 of the Employment Agreement is hereby amended and restated as follows:

3.2 Bonus. Pursuant to the Company’s Annual Incentive Plan (the “AIP”), with respect to each fiscal year of the Company that begins after February 1, 2009 and that ends during the Employment Period, the Executive shall be eligible to receive from the Company an annual performance bonus (the “Annual Bonus”) based upon the Company’s attainment of annual goals established by the Company, which may include the Company’s comparable store sales, earnings before interest, taxes, depreciation and amortization (“EBITDA”) and/or cash generation goals. The Executive’s target Annual Bonus shall be one hundred percent (100%) of the Executive’s Base Salary if the Company meets targeted levels of performance to be determined by the Company for the applicable year. Any Annual Bonus earned shall be payable in full as soon as reasonably practicable following the determination thereof, but in no event later than April 15 of the following year (unless administratively impracticable to do so because the Company’s results for the applicable year had not yet been finalized) and in accordance with the Company’s normal payroll practices and procedures. Except as otherwise expressly provided in the AIP and Section 4 of the Employment Agreement, any Annual Bonus (or portion thereof) payable under this Section 3.2 shall not be earned and payable unless the Executive is employed by the Company on the last day of the period to which such Annual Bonus relates, provided that no Annual Bonus for any preceding period shall be payable if the Executive’s employment is terminated for Cause.

5.	Stock Options. In addition to the grant of options to purchase 437,500 shares of Common Stock of Claire’s Inc. made to the Executive on December 13, 2007, a grant of options to purchase 125,000 shares of Common Stock of Claire’s Inc., at a price per share equal to $10, on the terms set forth in the Option Grant Letter attached hereto as Exhibit A and incorporated herein by referenced is hereby made to the Executive.

6.	Stock Investment. In addition to the stock investment opportunity to purchase 30,000 shares of Common Stock of Claire’s Inc. made to the Executive on December 13, 2007, the Executive is granted an additional opportunity to purchase up to 20,000 shares of Common Stock for aggregate cash consideration of $200,000 (the “Stock Purchase”). The Stock Purchase shall be on the terms set forth in the Stock Letter attached hereto as Exhibit B. Upon completion of the Stock Purchase, the Executive shall be granted an additional nonqualified stock option to purchase 20,000 shares of Common Stock at a price per share equal to $10 on the terms set forth in the Stock Letter.

7.	Reaffirmation. Except as otherwise amended by this Amendment, the Employment Agreement shall remain in full force and effect. In the event of any conflict between the provisions of the Employment Agreement and the provisions of this Amendment, the provisions of this Amendment shall govern.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth in the first paragraph.

CLAIRE’S STORES, INC.

By: /s/ Eugene S. Kahn
Eugene S. Kahn
Chief Executive Officer

By: /s/ James G. Conroy
James G. Conroy